Exhibit 10.1

XPONENTIAL FITNESS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

This sets forth the Non-Employee Director Compensation Policy (the “Policy”) of Xponential Fitness, Inc. (the “Company”), as adopted by the Board of Directors of the Company (the “Board”). The cash compensation and equity awards described in this Policy shall be paid or be granted, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any subsidiary (each, a “Non-Employee Director”) who may be eligible to receive such cash compensation or equity awards.

This Policy shall be effective as of May 9, 2022, and shall remain in effect until it is amended, replaced, or rescinded by further action of the Board.

1.
Annual Cash Retainers.
(a)
Each Non-Employee Director serving as a member of the Board shall be eligible to receive an annual retainer of $75,000 for service on the Board.
(b)
Each Non-Employee Director serving as a member of a committee of the Board shall be eligible to receive an annual cash retainer as set forth in the table below, as applicable.

Position	Annual Amount
Audit Chair	$18,000
Other Audit Member	$9,500
Human Capital Management Chair	$12,500
Other Human Capital Management Member	$7,500
Nominating and Corporate Governance Chair	$10,000
Other Nominating and Corporate Governance Member	$5,000
Board Chair	$50,000
Lead Director	$20,000

(c)
The annual retainer for service on the Board shall be paid by the Company in quarterly installments prior to (or, if determined by the Board, as soon as practicable after the end of) each of the Company’s fiscal quarters for which the Non-Employee Director shall have served, or such other payment periods as determined by the Board. If any Non-Employee Director holds office as a director of the Board for less than a full Company fiscal quarter (or such other payment period as determined by the Board), the Non-Employee Director shall only be entitled to the portion of the annual retainer payable through the date for which the Non-Employee Director shall have served.

(d)
In the event a new Non-Employee Director is elected or appointed to the Board, such Non-Employee Director shall be eligible to receive as compensation for service as a member of the Board a pro-rated amount of the annual retainer based on the period from the date of appointment or election through the next Annual Meeting (as defined below) for which the Non-Employee Director shall have served, payable by the Company as set forth in subsection (c) above.
2.
Equity Compensation.
(a)
Each individual who is elected by the Company’s stockholders to serve as a Non-Employee Director at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) (starting with the 2022 Annual Meeting) and each individual who is to continue to serve as a Non-Employee Director following such meeting, whether or not that individual is standing for re-election at that meeting, shall be granted on the date of such Annual Meeting, a restricted stock unit award (each, a “Director RSU Award”) under the Xponential Fitness, Inc. Omnibus Incentive Plan, as may be amended from time to time, or any successor equity plan (the “Plan”). The number of shares of the Company’s Class A common stock (“Shares”) subject to the Director RSU Award shall be calculated by dividing the Applicable Amount (as defined below) by the average closing selling price per Share at the close of regular hours trading on the New York Stock Exchange for the 10 trading days prior to, and including, the grant date. The Applicable Amount shall mean $85,000, unless determined otherwise by the Board.

The Director RSU Award shall vest upon the Non-Employee Director’s completion of one year of Board service following the grant date; provided, however, that if the Company’s Annual Meeting for the following year occurs prior to the end of the one-year period, the Director RSU Award granted to a Non-Employee Director who serves until such Annual Meeting shall become vested upon such Annual Meeting.

(b)
In the event a new Non-Employee Director is elected or appointed to the Board on a date other than at the Company’s Annual Meeting, such Non-Employee Director shall be granted on the date of such election or appointment, a Director RSU Award based on the number of Shares subject to the Director RSU Award granted to each Non-Employee Director at the immediately preceding Annual Meeting pursuant to subsection (a) above, pro-rated based on the period from the date of appointment or election to the date of the next Annual Meeting. Such Director RSU Award shall vest on the date of the next Annual Meeting, provided the Non-Employee Director continues in Board service until such date.
3.
Expense Reimbursement. All Non-Employee Directors shall be entitled to reimbursement from the Company for their reasonable expenses of travel (including airfare and ground transportation) to and from meetings of the Board, and reasonable lodging and meal expenses incident thereto.